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                                                                    EXHIBIT 2.2

                FORM OF AMENDMENT TO THE FORM OF AGREEMENT AND
                             PLAN OF REORGANIZATION



                  THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION AGREEMENT (this "Amendment"), dated as of ________, 1999, by and among The Plastic Surgery Company, a Georgia corporation ("PSC"), formerly known as Better Image, Inc., ________________________ (the "Company") and
_______________________, a resident of the State of ________________ (the
"Shareholders").

         WHEREAS, the Company, the Shareholders and PSC entered into that certain Agreement and Plan of Reorganization dated as of ______________________, whereby the Company, the Shareholders and PSC agreed to effect the Merger upon the terms and conditions set forth therein (the "Original Agreement");

         WHEREAS, the Company, the Shareholders and PSC desire to amend the Original Agreement as set forth in this Amendment relating to the termination provisions of the Original Agreement and the merger of the Company into PSC, subject to the terms and conditions set forth in this Amendment.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto amend the Original Agreement as follows:

1.       Amendment of Original Agreement. The parties agree that Section 1.8,
Section 7.5 and Section 10 of the Original Agreement shall be amended and restated in their entirety as follows:

         1.8 EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON
         STOCK.

         (a) On the Closing Date, (i) the Shareholders, as the holders of all outstanding certificates representing shares of Company common stock, shall, upon surrender of such certificates, be entitled to receive the Merger Consideration and (ii) until the certificates representing Company common stock have been surrendered by Shareholders and replaced by certificates representing PSC common stock, the certificates for Company common stock shall, for all purposes, be deemed to evidence ownership of PSC common stock in such share amounts as will be issued pursuant to Annex I.

         (b) The Shareholders shall deliver to PSC on the Closing Date the certificates representing Company common stock owned by them, duly endorsed in blank by the Shareholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps (if any), acquired at the Shareholders' expense. The Shareholders agree to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company common stock or with respect to the stock powers accompanying any Company Common Stock. Simultaneous with such delivery on the Closing Date, the Shareholders shall receive in exchange therefor a certificate representing that number of shares of PSC common stock and the
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         amount of any cash such Shareholder is entitled to receive pursuant to
         Sections 1.7 and 1.8(c) hereof.

         (c)      Notwithstanding Section 1.7 or any other provision of this
         Section 1.8, no fractional shares of PSC common stock will be issued.

         SECTION 7.5 INITIAL PUBLIC OFFERING.

         PSC shall have completed the IPO for the sale of at least $20,000,000 of common stock of PSC on or before September 30, 1999.

         SECTION 10. TERMINATION.

         This Agreement may be terminated:

         (a)      at any time by mutual agreement of all parties;

         (b) at any time by PSC if at any time prior to the Closing Date any representation or warranty of the Company or any Shareholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Shareholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Shareholder fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

         (c) at any time by the Company or the Shareholders if at any time prior to the Closing Date any representation or warranty of PSC contained in this Agreement or in any certificate or other document executed and delivered by PSC pursuant to this Agreement is or becomes untrue in any material respect or PSC fails to comply in any material respect with any covenant or agreement contained herein and such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days of written notice thereof;

         (d) by PSC, the Company or the Shareholders if the merger contemplated hereby or the IPO has not been consummated by September 30, 1999; or

         (e) by PSC at any time prior to September 30, 1999 if PSC determines in its sole discretion as the result of its legal, financial and operational due diligence with respect to the Company, that such termination is desirable and in the best interests of Better Image.

2. Conditions of the Shareholders' and the Company's Obligations at Closing. The parties agree that Section 7.8 of the Original Agreement shall no longer be a condition to the Shareholders' and the Company's obligations at Closing and shall be deleted.


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3.       Miscellaneous.

         a. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, sent by overnight courier service or telecopies, telegraphed or telexed (transmission confirmed), or otherwise actually delivered to the parties as set forth in the Original Agreement.

         b. Severability and Governing Law. Should any Section or any part of a Section within this Amendment be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Amendment. This Amendment is made and entered into in the State of Georgia and the internal laws of the State of Georgia (without regard to the principles of conflicts of laws) shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder.

         c. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         d. Captions and Section Headings. Section titles or captions contained in this Amendment are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

         e. Further Assurances. Each party hereto agrees to do all acts and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Amendment.

         f. Definitions. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Original Agreement.

         g. Survival. Except as specifically modified by this Amendment, the Original Agreement remains in full force and effect.









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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to
Agreement and Plan of Reorganization as of the day and year first above written.


                                       THE PLASTIC SURGERY COMPANY


                                       By:
                                           -----------------------------------
                                           Name:
                                                ------------------------------
                                           Title:
                                                  ----------------------------


                                       COMPANY:

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                                       By:
                                           -----------------------------------
                                           Name:
                                                ------------------------------
                                           Title:
                                                  ----------------------------

                                       SHAREHOLDERS



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